AMENDMENT AGREEMENT

          THIS AMENDMENT AGREEMENT (the “Agreement”) made as of the 1st day of October, 2005.

BETWEEN:

Albert Friesen,
(hereinafter called the “Consultant”),

OF THE FIRST PART,

A.D. Friesen Enterprises Ltd.,
(hereinafter called “Enterprises”),

OF THE SECOND PART.

- and -

Medicure Inc.,
(hereinafter called the “Corporation”),

OF THE THIRD PART.

          WHEREAS the Consultant, Enterprises and the Corporation have entered into a Consulting Services Agreement (the “Consulting Agreement”) made as of the 1st day of October, 2001 and subsequently amended on the 1st day of October 2003;

          NOW THEREFORE THIS INDENTURE WITNESSETH that for the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Consultant, Enterprises and the Corporation covenant and agree with each other as follows:

1.        All parties to the Consulting Agreement namely the Consultant, Enterprises and the Corporation agree to amend section 4 of the Consulting Agreement such that, effective October 1, 2005, the Corporation shall pay to Enterprises a fee of $16,666.66 per month plus applicable goods and services tax for services provided by the Consultant. The Consultant shall also be eligible to receive a performance bonus of up to 30 percent of his annual salary. This agreement is subject to a one-year term ending on September 30, 2006.

2.         Other than as amended herein all other terms and conditions of the Consulting Agreement continue in full force and effect.

3.          This Agreement shall enure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.

4.          This Agreement shall be construed in accordance with the laws of Manitoba.

5.          The preamble hereto forms an integral part of this Agreement.

6.          This Agreement may be executed in any number of counterparts, and all such counterparts shall for all purposes constitute one instrument binding on the parties hereto even though all the parties are not signatories to the same counterpart.

               IN WITNESS WHEREOF this Agreement has been executed by the Consultant, Enterprises and the Corporation as of the day and the year first above written.

Albert Friesen

Per: /s/ Albert Friesen

A.D. Friesen Enterprises Ltd.

Per: /s/ Albert Friesen

Medicure Inc.

Per: /s/ Derek Reimer